Exhibit 10.11
SECOND AMENDMENT TO EQUIPMENT SUPPLY CONTRACT
This Second Amendment to Equipment Supply Contract (this “Amendment”) is entered into as of June 30th, 2026 (the “Amendment Effective Date”), by and between:
Wärtsilä North America, Inc., a Maryland corporation (“Supplier”), and
Saulsbury Industries, Inc., a Texas corporation (“Buyer”).
Supplier and Buyer are referred to herein individually as a “Party” and collectively as the “Parties”.
RECITALS
WHEREAS, the Parties entered into that certain Equipment Supply Contract dated December 15, 2025, as amended by the First Amendment to Equipment Supply Contract dated March 6, 2026 (the “First Amendment”) (as so amended, the “Agreement”), relating to the Project;
WHEREAS, pursuant to the First Amendment, Milestone Payments for MS 3, MS 4 and MS 5 (collectively, the “Deferred Milestones”) are due and payable on the earlier of (i) execution by Owner of the respective credit agreement under the Texas Energy Fund (“TEF”) loan program, or (ii) June 30, 2026;
WHEREAS, Supplier acknowledges that the TEF financing for the Project is not expected to close by June 30, 2026, and Owner is in the process of restructuring the Project financing and evaluating alternative lenders, a process that requires approximately two (2) additional months to complete;
WHEREAS, in light of the foregoing, Buyer has requested that Supplier agree to defer the payment deadline for the Deferred Milestones by two (2) months beyond June 30, 2026; and
WHEREAS, Supplier is willing to grant such deferral on the terms and conditions set forth herein, including the right to suspend Work and to seek a Change Order for any costs and schedule impacts resulting from such suspension.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Parties agree as follows:
1. Defined Terms
Unless otherwise defined herein, all capitalized terms used in this Amendment shall have the meanings given to them in the Agreement.
2. Extension of Deferred Milestone Payments
Notwithstanding the payment dates set forth in Exhibit 2 of the Agreement (as amended by the First Amendment), the payment deadline for the Deferred Milestones (MS 3, MS 4 and MS 5) is

hereby extended such that the Deferred Milestones shall become due and payable on the earlier of: (i) the execution and closing of a credit agreement by Owner for the financing of the Project, as notified in writing by Buyer to Supplier; or (ii) August 31, 2026 (the “Extended Payment Deadline”).
Within thirty (30) days from the execution of this Amendment, the Parties shall meet to discuss the status of the Project financing. At such meeting, Buyer shall either: (i) confirm that the financing for the Project has been secured or closed by the Owner; or (ii) provide evidence reasonably satisfactory to Supplier that Owner has made material progress toward securing the financing for the Project, including the status of discussions with prospective lenders and the anticipated timing for closing.
If, following such meeting, Supplier reasonably determines that the progress demonstrated by Buyer is not satisfactory, the Parties may mutually agree to terminate the Agreement, and Supplier shall be entitled to the Supplier Remedies set forth under Section 12.4 of the Agreement. If the Agreement is not so terminated, Buyer shall have until the Extended Payment Deadline to evidence that Owner has secured financing and pay all amounts due in respect of the Deferred Milestones and any Change Orders executed pursuant to Article 4 of this Amendment.
For the avoidance of doubt, the Extended Payment Deadline replaces the June 30, 2026 deadline solely with respect to the Deferred Milestones, and all other payment terms of the Agreement remain unchanged.
3. Supplier’s Right to Suspend Work
In consideration of and as a condition to the extension set forth in Section 2 above, Buyer acknowledges and agrees that:
(a)    Supplier shall have the right, exercisable in its sole discretion upon written notice to Buyer, to suspend all or any portion of the Work (including manufacturing, procurement, engineering, shipment, delivery, and related activities) during the period from July 1, 2026 until the date that Supplier receives payment from Buyer for the Deferred Milestones and for any Change Orders executed pursuant to Article 4 of this Amendment (the “Suspension Period”);
(b)    any such suspension by Supplier pursuant to this Section 3 during the Extended Payment Deadline shall not constitute an Event of Supplier Default under the Agreement and shall not give rise to any Delay Liquidated Damages or other liability on the part of Supplier for the Suspension Period;
(c)    After a Suspension Period, Supplier shall resume regular Work activities within thirty (30) days after Supplier’s receipt of payment of the Deferred Milestones and of any Change Orders executed pursuant to Article 4 of this Amendment, provided that, by the Extended Payment Deadline, (i) such payments have been received by Supplier, and (ii) the Project financing, including the identity of any new financing parties and the source of funds, has been reviewed and deemed acceptable by Supplier in its sole discretion from a know-your-business-partner perspective (including trade sanctions, anti-bribery and corruption, anti-money laundering, and other applicable compliance perspectives); and

(d)    If the Supplier has not received payment for the Deferred Milestones and for Change Orders executed pursuant to Article 4 of this Amendment by the Extended Payment Deadline: (i) such failure to make the payment shall be considered a Payment Default under Section 12.3.3 of the Agreement, and (ii) Supplier may terminate the Agreement in accordance with Section 12.4 of the Agreement and be entitled to the Supplier Remedies set forth therein.
4. Change Order for Suspension
If Supplier elects to suspend Work pursuant to Section 3 above, Supplier shall have the right to submit a Change Order request under Article 8 of the Agreement covering:
(a)    all reasonable, reasonably documented costs and expenses incurred by Supplier as a result of the suspension, including standby, demobilization, remobilization, storage, and subcontractor costs (including costs in suspending or renegotiating subcontracts or vendor agreements); and
(b)    an adjustment to the Delivery Schedule, the Equipment Delivery Guaranteed Date, and any other affected schedule dates related to the Work, to reflect the delay caused by the suspension as determined by Supplier, at least on a day-for-day basis for the duration of the suspension.
Buyer and Supplier shall review any Change Order request submitted pursuant to this Section 4 and process it in accordance with the provisions of Section 8.1 of the Agreement.
5. No Other Waiver or Modifications
Except as expressly set forth hereby, nothing in this Amendment shall constitute a waiver of any other provision of the Agreement and all other terms and conditions of the Agreement shall remain in full force and effect and are hereby ratified and confirmed.
6. Governing Law
This Amendment shall be governed by and construed in accordance with the same governing law specified in the Agreement.
7. Counterparts
This Amendment may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.
[Execution page on the following page]

[Execution page of the Second Amendment to the Equipment Supply Contract dated June 30, 2026, between Wärtsilä and Saulsbury]
IN WITNESS WHEREOF, the Parties have executed this Amendment as of the Amendment Effective Date.
SUPPLIER:
Wärtsilä North America, Inc.
By:
Name: Milton Dasgupta
Title: Senior Project Manager

BUYER:
Saulsbury Industries, Inc.
By: /s/ Jimmy Matthews
Name: Jimmy Matthews
Title: COO

ACKNOWLEDGED AND ACCEPTED IN ACCORDANCE WITH THE EPC AGREEMENT, BY:
EMPower USA, LLC
By: /s/ Daniel Gutiérrez Méndez
Name: Daniel Gutiérrez Méndez
Title: Manager

By: /s/ Sean M. Andrews
Name: Sean M. Andrews
Title: Manager

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